Prospectus Supplement filed pursuant to Rule 424(b)(3)
in connection with Registration Statement No. 333-136348
Innovive Pharmaceuticals, Inc.
Prospectus Supplement No. 13 dated June 7, 2007
(to Prospectus dated August 10, 2006)
8,362,852 shares of common stock
     This prospectus supplement supplements information contained in that certain prospectus, dated August 10, 2006, relating to the offer and sale by the selling stockholders listed in the prospectus of up to 8,362,852 shares of common stock of Innovive Pharmaceuticals, Inc. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original prospectus and all previous supplements. We will not receive any proceeds from the sale of the shares of common stock by selling stockholders.
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Material Information Reported in Current Report on Form 8-K
     On June 7, 2007, we filed a Current Report on Form 8-K to disclose Fast Track Designation for our product, Tamibarotene. The material portions of the press release contained in the Form 8-K are set forth below.
From press release filed with Form 8-K regarding Tamibarotene:
NEW YORK, June 7, 2007 — INNOVIVE Pharmaceuticals, Inc. (OTCBB: IVPH) announced today that the U.S. Food and Drug Administration (FDA) has granted Fast Track Designation for the company’s drug candidate, Tamibarotene, a fully synthetic retinoid being developed for relapsed or refractory acute promyelocytic leukemia (APL), a type of acute myelogenous leukemia. The Fast Track Designation applies to the use of Tamibarotene in patients with relapsed or refractory APL following treatment with all-trans retinoic acid (ATRA) and arsenic trioxide. A pivotal Phase II study of Tamibarotene will be initiated this summer.
Under the FDA Modernization Act of 1997, the Fast Track Program mandates the FDA to facilitate development and expedite review of therapeutics and biologics intended to treat serious or life-threatening conditions that demonstrate the potential to address unmet medical needs.
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     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the original prospectus.
     Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.
The date of this Prospectus Supplement No. 13 is June 7, 2007.